Exhibit 5.1

                     [Letterhead of Davis Polk & Wardwell]


                                                 October 2, 1998


Insilco Holding Co.
425 Metro Place North, Fifth Floor
Dublin, Ohio 43017

Ladies and Gentlemen:

               We have acted as special counsel for Insilco Holdings Co., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-2 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to registration under the Act of
(i) the resale of 138,000 warrants (the "Warrants") and 65,603 Class A Warrants (the "Class A Warrants") to purchase shares of Common Stock, par value $.001 per share (the "Common Stock") of the Company by certain holders named in the Prospectus contained in the Registration Statement or to be named in an accompanying supplement thereto ("Warrantholders"), (ii) the issuance of up to 110,453 shares of Common Stock ("Warrant Shares") upon exercise of such Warrants or Class A Warrants to persons who have purchased Warrants or Class A Warrants under the immediately preceding clause (i) ("Exercising Warrantholders"), (iii) resales of 63,692 outstanding shares (the "Existing Shares") of Common Stock held by certain stockholders of the Company named in the Prospectus contained in the Registration Statement or to be named in an accompanying supplement thereto and up to 110,453 shares of Common Stock that may be received upon exercise of Warrants or Class A Warrants by persons other than Exercising Warrantholders and (iv) resales of 1,400,000 shares of Pay-in-kind 15% Senior Exchangeable Preferred Stock due 2010 of the Company (the "PIK Preferred Stock") (plus up to 1,523,413 additional shares of PIK Preferred Stock (the "Dividend Shares") which may be issued in lieu of cash dividend payments pursuant to the terms thereof).

                 The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of August 17, 1998 between Silkworm Acquisition Corporation ("Silkworm") and National City Bank, as Warrant Agent (the "Warrant Agent"). Pursuant to an Assumption Agreement dated as of August 17, 1998 (the "Warrant Assumption Agreement") between the Company and the Warrant Agent, the Company will assume the obligations of Silkworm under the Warrant Agreement and the Warrants

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

               Based upon the foregoing, we are of the opinion that:

                  (1) The Class A Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (x) such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) such enforcement may be limited by equitable principles of general applicability, regardless of whether enforcement is sought in a proceeding at law or in equity.

                  (2) The Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (x) such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) such enforcement may be limited by equitable principles of general applicability, regardless of whether enforcement is sought in a proceeding at law or in equity.

                  (3) The Company has duly authorized and reserved for issuance the Warrant Shares to be issued upon the exercise of the Warrants and the Class A Warrants and, when issued and delivered upon the exercise of the Warrants or the Class A Warrants, as the case may be, against payment of the exercise price as provided in the Warrant Agreement or the Class A Warrants, as the case may be, the Warrant Shares will have been validly issued and will be fully paid and non assessable.

                 (4) The Existing Shares have been validly issued and are fully paid and non assessable.

                 (5) The shares of PIK Preferred Stock (other than the Dividend Shares) have been validly issued and are fully paid and non assessable. The Company has reserved for issuance the Dividend Shares and upon (x) the Board of Directors (i) authorizing the issuance of any Dividend Shares, (ii) declaring and paying such Dividend Shares as a dividend on the PIK Preferred Stock out of its surplus in accordance with the terms of the PIK Preferred Stock and (iii) by resolution, directing that there be designated as capital in respect of such Dividend Shares an amount which is not less than the aggregate par value of the Dividend Shares being declared as a dividend and (y) the issuance and delivery of appropriate certificates properly executed evidencing such Dividend Shares, such Dividend Shares will have been validly issued and will be fully paid and non assessable.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the related Prospectus.


                                                 Very truly yours,


                                                 DAVIS POLK & WARDWELL